Atlas Capital Holdings, Inc. Announces GreenTech Business Strategy Launches Mergers and Acquisitions Campaign

Boca Raton, Florida August 8, 2011 – Atlas Capital Holdings, Inc. (OTCBB: ALCL) announced its new business strategy to launch an aggressive mergers and acquisitions campaign targeted at enterprises providing green products and services, clean energy solutions or related technology.  The Company’s vision of providing services to small and medium sized enterprises will stay intact but will be implemented primarily through investments and acquisitions.  The Company has named its new business strategy GreenTech and anticipates a corporate name change in the near future to better reflect its business objectives.

“Our GreenTech business strategy emphasizes our focus and commitment to this new forward thinking market that we believe will generate growth and opportunities in 2011/2012 and well into the future,” said Chris Davies, CEO of Atlas Capital Holdings, Inc.

The GreenTech business strategy is focused on investing and/or acquiring companies with proprietary technologies that provide multiple commercial applications.  The Company will seek to leverage synergies and cross-marketing opportunities across multiple acquisitions.  To effectively implement this strategy, the Company will be hiring additional executives specializing in the green and clean energy market place.

“We have identified some unique opportunities and anticipate several acquisitions this year.  We are committed to moving Atlas forward down a path that will generate revenue and increased value for our shareholders,” said Davies.

About Atlas Capital Holdings, Inc.

Atlas Capital Holdings, Inc. was incorporated in the State of Nevada on September 13, 2006. The Company was formerly known as Micro Mammoth Solutions, Inc. and operated as such until January 25, 2010. On January 26, 2010, the Board of Directors of the Company approved a Stock Purchase Agreement between the Company and all of the shareholders of Atlas Capital Partners, LLC.  Following the acquisition of Atlas Capital Partners the shareholders approved an amendment to the Company’s Articles of Incorporation changing the Company’s name from Micro Mammoth Solutions, Inc. to Atlas Capital Holdings, Inc.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause future results to differ materially from the forward-looking statements. You should consider these factors in evaluating the statements herein, and not rely on such statements. The forward-looking statements in this release are made as of the date hereof and Atlas Capital Holdings, Inc. undertakes no obligation to update such statements.